As filed with the Securities and Exchange Commission on July 21, 2011

Registration No. 333-101069

Registration No. 333-107149

Registration No. 333-120165

Registration No. 333-136026

Registration No. 333-140892

Registration No. 333-145017

Registration No. 333-147060

Registration No. 333-160549

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-101069

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-107149

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-120165

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-136026

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-140892

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-145017

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-147060

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-160549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	43-1809960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Savvis Parkway

Town & Country, Missouri 63017

(314) 628-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

SAVVIS Communications Corporation 1999 Stock Option Plan, as amended

SAVVIS Communications Corporation 2003 Incentive Compensation Plan

SAVVIS, Inc. Amended & Restated 2003 Incentive Compensation Plan

SAVVIS, Inc. Amended & Restated Employee Stock Purchase Plan

(Full title of the plan)

Stacey W. Goff

Executive Vice President

c/o CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

(318) 388-9000

(Name, address, and telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”):

•

File No. 333-101069, of SAVVIS, Inc. (“Savvis”), filed with the Securities and Exchange Commission (the “SEC”) on November 7, 2002, pertaining to the registration of an aggregate of 39,597,149 shares of Savvis’ common stock, $0.01 par value per share (the “Common Stock”), issuable under the SAVVIS Communications Corporation 1999 Stock Option Plan, as amended.

•

File No. 333-107149, of Savvis, filed with the SEC on July 18, 2003, pertaining to the registration of an aggregate of 20,000,000 shares of Common Stock, issuable under the SAVVIS Communications Corporation 2003 Incentive Compensation Plan.

•

File No. 333-120165, of Savvis, filed with the SEC on November 2, 2004, pertaining to the registration of an aggregate of 20,000,000 shares of Common Stock, issuable under the SAVVIS Communications Corporation 2003 Incentive Compensation Plan.

•

File No. 333-136026, of Savvis, filed with the SEC on July 25, 2006, pertaining to the registration of an aggregate of 4,736,573 shares of Common Stock, issuable under the SAVVIS, Inc. Amended & Restated 2003 Incentive Compensation Plan.

•

File No. 333-140892, of Savvis, filed with the SEC on February 26, 2007, pertaining to the registration of an aggregate of 3,000,000 shares of Common Stock, issuable under the SAVVIS, Inc. Amended & Restated 2003 Incentive Compensation Plan.

•

File No. 333-145017, of Savvis, filed with the SEC on August 1, 2007, pertaining to the registration of an aggregate of 1,600,000 shares of Common Stock, issuable under the SAVVIS, Inc. Amended & Restated 2003 Incentive Compensation Plan.

•

File No. 333-147060, of Savvis, filed with the SEC on October 31, 2007, pertaining to the registration of an aggregate of 400,000 shares of Common Stock, issuable under the SAVVIS, Inc. Amended & Restated Employee Stock Purchase Plan.

•

File No. 333-160549, of Savvis, filed with the SEC on July 13, 2009, pertaining to the registration of an aggregate of 2,200,000 shares of Common Stock, issuable under the SAVVIS, Inc. Amended & Restated 2003 Incentive Compensation Plan.

Savvis has filed this Post-Effective Amendment to withdraw and remove from registration Savvis’ unissued and unsold shares of Common Stock issuable pursuant to the Registration Statements.

On July 15, 2011, pursuant to the Agreement and Plan of Merger, dated as of April 26, 2011, among Savvis, CenturyLink, Inc., a Louisiana corporation (“CenturyLink”), and Mimi Acquisition Company, a Delaware corporation and a wholly owned subsidiary of CenturyLink (“Merger Sub”), Merger Sub merged with and into Savvis, with Savvis continuing as the surviving corporation (the “Merger”). As a result of the Merger, Savvis became a wholly owned subsidiary of CenturyLink.

Also, as a result of the Merger, the offerings of shares of Common Stock pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by Savvis in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of Savvis which remain unsold at the termination of the offerings, Savvis has filed this Post-Effective Amendment to terminate the effectiveness of the Registration Statements and to remove from registration all of the Common Stock registered but unsold under the Registration Statements as of the date of this Post-Effective Amendment, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on July 21, 2011.

SAVVIS, INC.

By:	/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James E. Ousley James E. Ousley	Chief Executive Officer (Principal Executive Officer)	July 21, 2011

/s/ Glen F. Post III Glen F. Post, III	Vice Chairman (Principal Executive Officer)	July 21, 2011

/s/ William D. Fathers William D. Fathers	President (Principal Executive Officer)	July 21, 2011

/s/ David D. Cole David D. Cole	Senior Vice President – Controller and Operations Support (Controller)	July 21, 2011

/s/ R. Stewart Ewing, Jr. R. Stewart Ewing, Jr.	Executive Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer)	July 21, 2011

/s/ Stacey W. Goff Stacey W. Goff	Director	July 21, 2011

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